Exhibit 5.1

SEYFARTH SHAW LLP

131 SOUTH DEARBORN, SUITE 2400

CHICAGO, IL 60603

June 29, 2015

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as counsel for Baxalta Incorporated, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of $40,000,000 of Baxalta Incorporated and Subsidiaries Deferred Compensation Plan Obligations (the “Obligations”), to be issued pursuant to the Baxalta Incorporated and Subsidiaries Deferred Compensation Plan (the “Plan”).

In arriving at this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, its Bylaws, the records of the corporate proceedings of the Company authorizing the issuance and sale of the Obligations covered by the Registration Statement, the Plan and such other instruments and documents as we have deemed appropriate.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Upon the basis of the foregoing, and having satisfied ourselves as to such other matters of law and fact as we consider relevant for the purposes of this opinion, we advise you that, in our opinion, the Obligations have been duly authorized for issuance and, when the Obligations are issued by the Company pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, by general principles of equity (whether in an action at law or a proceeding in equity), or by the laws of usury or other laws of equitable principles relating to or limiting the interest rate payable on indebtedness.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever it appears in such Registration Statement. This opinion letter is given to you solely for use in connection with the issuance of the Obligations in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Obligations or the Registration Statement.

Very truly yours,

/s/ Seyfarth Shaw LLP